Exhibit 10.4

Contract Number (FI No.)°97869

Serapis No.°2024-0179

EIB Internal Classification Level – Corporate Use

DATED DECEMBER 19, 2024

IO BIOTECH (IEU LS)

IO BIOTECH, INC.

as the Company

AND

THE EUROPEAN INVESTMENT BANK

as the Original Warrantholder

WARRANT ISSUANCE AGREEMENT

Contents

1.	DEFINITIONS AND INTERPRETATION	3

2.	THE WARRANTS	18

3.	ISSUANCE OF THE WARRANTS	19

4.	ANTI-DILUTION PROTECTIONS	20

5.	EVENTS	22

6.	WARRANT SETTLEMENT	22

7.	PERMITTED WARRANTHOLDER RIGHTS	26

8.	ISSUANCE OF WARRANT SHARES	26

9.	REPRESENTATIONS AND WARRANTIES	27

10.	UNDERTAKINGS	28

11.	LIQUIDATION OF THE COMPANY	29

12.	FINANCE CONTRACT	29

13.	ASSIGNMENT	30

14.	BUSINESS DAYS	31

15.	CERTIFICATES AND DETERMINATIONS	31

16.	AMENDMENT	31

17.	WAIVER	31

18.	RIGHTS AND REMEDIES ARE CUMULATIVE	31

19.	INVALIDITY	31

20.	NO PARTNERSHIP	31

21.	NOTICES	32

22.	COSTS	33

23.	TAXES, DUTIES, AND FEES; INTEREST ON OVERDUE SUMS; PAYMENTS	34

24.	EUR	35

25.	SET-OFF	35

26.	COUNTERPARTS	35

27.	FURTHER ASSURANCE	36

28.	THIRD PARTY RIGHTS	36

29.	MUTUAL DRAFTING	36

30.	ENTIRE AGREEMENT	36

31.	GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY; REMEDIES	36

32.	NO MNPI OR PROHIBITED DISCLOSURES	37

33.	TERMINATION	38

SCHEDULE 1 FORM OF WARRANT AGREEMENT		41

SCHEDULE 2 WARRANTHOLDER PUT OPTION NOTICE (THE “NOTICE”)		42

SCHEDULE 3 EXPERT DETERMINATION		45

SCHEDULE 4 CAPITALIZATION TABLE		48

- i -

EXHIBIT A CHARTER	49

- ii -

THIS WARRANT ISSUANCE AGREEMENT (this “Agreement”) is dated December 19, 2024,

BETWEEN:

(1)

IO Biotech, Inc., a Delaware corporation, having its registered office at c/o The Corporation Trust Company, Corporation Trust Center, 1209 N Orange Street, City of Wilmington, County of New Castle, DE 19801, and registered with the Delaware Secretary of State under file number 5924808 (the “Company”); and

(2)	The European Investment Bank, having its seat at 98-100 Boulevard Konrad Adenauer, L-2950 Luxembourg (the “Original Warrantholder”).

WHEREAS:

(A)	The Company is incorporated in the State of Delaware and is publicly listed on the Nasdaq stock exchange (NASDAQ: IOBT).

(B)

The Original Warrantholder has agreed to provide a loan facility to the Borrower pursuant to the Finance Contract and entry into this Agreement and, as applicable, the Warrant Agreements contemplated by this Agreement are conditions precedent to disbursement of Tranche A, Tranche B, and Tranche C under the Finance Contract.

(C)	The Company has agreed to issue the Permitted Warrantholder the Warrants to purchase and subscribe for shares in the Company contemplated hereby.

(D)

The Company has agreed to take all actions available to it and its corporate bodies (including passing all necessary Board of Directors and Shareholder and other corporate resolutions) to enable the Company to grant such rights and to issue such Shares as set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions will have the following meanings, save where the context requires otherwise:

“5-Day VWAP” means, on any given date, the VWAP during the five (5) Trading Days prior to such date.

“Affiliate” means, in respect of any entity, another entity that directly or indirectly is in Control of, or is Controlled by, or is under common Control with that entity.

“Applicable Law” means all applicable law and regulation which from time to time is binding on the Company or the Borrower.

“Bank Affiliate” has the meaning set out in the Finance Contract.

“Bankruptcy or Insolvency Event” means of any of the following: (i) the admission by the Company or Borrower of its inability to pay its debts when and as they become due; (ii) the execution by the Company or Borrower of a general assignment for the benefit of creditors; (iii) the filing by or against the Company or Borrower of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or, in the case of any involuntary filing of a petition against the Company or Borrower, the continuation of such petition without dismissal for a period of sixty (60) days or more; (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Company or Borrower; (v) any action to liquidate, dissolve, transfer, or wind up the business of the Company or Borrower under any Applicable Law; or (vi) any other corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) taken with regards to the Company or Borrower under any Applicable Law.

“Borrower” means IO Biotech ApS, a private limited liability company incorporated in Denmark, and a Subsidiary of the Company, having its registered office at C/O COBIS

Ole Maaløes Vej 3, 2200 København N, Denmark.

“Business Day” means a day (other than a Saturday or Sunday) on which the Original Warrantholder and commercial banks are open for general business in Copenhagen, Luxembourg, and New York, New York.

“Call Option” has the meaning set forth in the Warrant Agreements.

“Call Option Price” has the meaning set forth in the Warrant Agreements.

“Change of Control Event” means (i) any person or group of persons acting in concert gains Control of the Company or of any entity directly or ultimately Controlling the Company or (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions.

“Charter” means, with respect to the Company, the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 8, 2023, initially in the form attached hereto as Exhibit A (Charter), as amended or restated from time to time.

“Common Stock” means the common stock of the Company, par value $0.001 per share, provided that upon the occurrence of any event whereby all of the outstanding shares of common stock of the Company are reclassified, exchanged, combined, substituted, or replaced for, into, with or by securities of a different person or securities of the Company of a different class and/or series, then from and after the consummation of such event, the term “Common Stock” shall mean such securities (and for the avoidance of doubt, such principle shall apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events).

“Company Share Sale” means the closing of an issuance, sale, assignment, transfer or other disposal by the Company or by holders of its Instruments of 50% (fifty percent) or more of the issued and outstanding share capital in the Company or of any entity Controlling the Company or the Borrower to any person or group of persons acting in concert, provided however that a sale, assignment, transfer or other disposal by an entity Controlling the Company or the Borrower to an Affiliate of such entity shall not constitute a Company Share Sale.

“Completion” means each moment in which Warrants are issued in favor of the Permitted Warrantholder, and the subscription by the Permitted Warrantholder of the Warrants.

“Contract Number” means the Original Warrantholder’s generated number identifying this Agreement and indicated on the cover page of this Agreement after the letters “FI No.”

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty percent) of the shares of an entity would constitute Control, and “Controlling” has the corresponding meaning.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exercisable or exchangeable for Common Stock, but excluding Options.

“Credit” has the meaning set out in the Finance Contract.

“Debt Repayment Event” means (i) a prepayment or repayment of the entire principal amount due in respect of a Loan, whether on a voluntary or mandatory basis or (ii) an event (other than an Event of Default) which entitles the Permitted Warrantholder to demand the prepayment or repayment of the entire principal amount due in respect of a Loan, which, for the avoidance of doubt, includes the Maturity Date of such Loan.

“Directors” or “Board of Directors” means the directors or the board of directors of the Company from time to time.

“Disbursement Date” has the meaning set out in the Finance Contract.

“Disbursement Offer” has the meaning set out in the Finance Contract.

“Disclosure Document” has the meaning ascribed to it in Clause 3.1(c) (Steps with Respect to Execution of this Agreement).

“Encumbrance” means any encumbrance, debenture, mortgage, blocking order, court decision, court order, leases, subleases, preliminary agreements on the conclusion of subleases, arrest, execution order, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“EURIBOR” has the meaning given to it in the Finance Contract.

“Event” means:

(a)	a Sale;

(b)	a Change of Control Event;

(c)	a Debt Repayment Event;

(d)	the consummation of the transactions contemplated by a Qualifying Tender Offer;

(e)

the service by the Permitted Warrantholder on the Company of an Event of Default Notice (for the avoidance of doubt, regardless of whether the Permitted Warrantholder opts to demand the prepayment or repayment of any principal amount due in respect of the Loan in connection with the relevant Event of Default);

(f)

a de-listing of the Company’s Shares or removal from the exchange on which the Company’s Shares trade, unless immediately after such event the Company’s Shares will be listed or quoted for trading on any of the following Trading Markets: NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

(g)	an event of voluntary or involuntary liquidation, dissolution, or winding-up of the Company, in accordance with the Charter.

“Event Date” means the date on which any Event occurs, being the first of:

(a)

the date on which an agreement or agreements (including a promissory agreement or agreements or any other binding contractual arrangement having a similar effect) for a Sale become or becomes unconditional in all respects;

(b)	the date on which a Change of Control Event occurs;

(c)	the date on which a Debt Repayment Event occurs;

(d)	the date on which the transactions contemplated by a Qualifying Tender Offer are consummated;

(e)	the date on which service by the Permitted Warrantholder on the Company of an Event of Default Notice occurs;

(f)

the date on which the Company’s Shares are de-listed or are removed from the exchange on which the Company’s Shares trade, unless immediately after such event the Company’s Shares will be listed or quoted for trading on any of the following Trading Markets: NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing); or

(g)	the date on which an event of voluntary or involuntary liquidation, dissolution, or winding-up of the Company occurs, in accordance with the Charter.

“Event Notification” means a written notice from the Company to the Permitted Warrantholder informing it of the occurrence of an Event or that it reasonably anticipates an Event is reasonably likely to occur, which sets out:

(a)	details of the Event or anticipated Event;

(b)	the Event Date or, in respect of an anticipated Event, the expected Event Date; and

(c)

such other information related to the Event that is available to the Company which is or might reasonably be considered to be material to the Permitted Warrantholder, including all such information as may reasonably be required by the Permitted Warrantholder in order for the Permitted Warrantholder to calculate Fair Market Value.

“Event of Default” has the meaning set out in the Finance Contract.

“Event of Default Notice” means a written notice by the Permitted Warrantholder noting the occurrence of an Event of Default under and as defined in the Finance Contract.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Excluded Issuance” means an issuance or sale by the Company after the date of the Tranche A Warrant Agreement, Tranche B Warrant Agreement or Tranche C Warrant Agreement (except in the case of Clauses (e) and (g) below, which shall apply following the date specified therein) of:

(a)

Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) that are issued from and after the date of the Finance Contract for an aggregate value of no more than USD 300,000,000 and for which the underlying or implied price per Share is equal to or greater than 90% of the Strike Price as of the date of such issuance;

(b)

Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) that are issued in connection with any research, collaboration, commercialization, technology license, development, marketing, manufacturing, or other similar agreements or strategic partnerships;

(c)

Shares of Common Stock issuable upon the exercise of any Warrant Agreement, or any Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) that are issued for the purpose of financing the purchase of any Warrant Agreement by the Company;

(d)

Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) for which the purchase price (including the underlying or implied price) per Share is equal to or greater than, three times the highest Strike Price under any effective Warrant Agreement;

(e)

with respect to the Warrants applicable to each Tranche, the issuance of Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) (i) following the Maturity Date of such Tranche and (ii) following the Permitted Warrantholder declining an offer by the Company, made no less than 5 (five) Trading Days after any Material Press Release, to repurchase such Warrants from the Permitted Warrantholder at a price no less than the greater of (A) zero point three (0.3) times the amount disbursed for such Tranche pursuant to the Finance Contract and (B) the positive difference of (i) 5-Day VWAP ending on and including the date of such offer multiplied by the number of Warrant Shares purchasable under the Warrant Agreement applicable to such Warrants, minus (ii) the aggregate Strike Price to exercise such Warrants;

(f)

Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, pursuant to the Company’s 2021 Equity and Incentive Plan, 2021 Employee Stock Purchase Plan, 2023 Inducement Award Plan, or a similar equity compensation program or arrangement approved by the Board of Directors or the compensation committee of the Board of Directors, each as may be amended from time to time;

(g)

Shares of Common Stock upon the conversion or exercise of Options or Convertible Securities issued prior to the date of the Finance Contract, provided that neither the conversion price or exercise price is decreased, nor the number of shares issuable under such Options or Convertible Securities is increased, in either case, after the date of the Finance Contract, other than pursuant to the provisions of such Options or Convertible Securities as they exist as of the date of the Finance Contract; or

(h)

Shares of Common Stock (including Shares of Common Stock underlying Options or Convertible Securities) which is not covered by paragraphs (a)-(g) above that the Company and the Permitted Warrantholder mutually agree to treat as an Excluded Issuance.

“Expert” means a reputable independent expert appointed in accordance with Schedule 3 (Expert Determination).

“Expert’s Certificate” has the meaning set out in Schedule 3 (Expert Determination).

“Fair Market Value” means, (i) with respect to the Put Option, on the date of the Warrantholder Put Option Notice and (ii) in any other event, on the applicable date of valuation, the value of a Warrant Share as determined in accordance with the valuation principles set out in paragraph 3 (Basis of Valuation) of Schedule 3 (Expert Determination) (for the avoidance of doubt, such principles will apply regardless of whether the valuation is being determined by the Permitted Warrantholder, the Company, or the Expert as contemplated by any provision of this Agreement).

“Finance Contract” means the Finance Contract (governed by Danish law) dated on or about December 19, 2024, by and between the Borrower and the Original Warrantholder, as lender, pursuant to which a loan facility of up to EUR 37,500,000 (thirty-seven million and five hundred thousand euros) guaranteed by the Guarantors, is made available, as such finance contract may be amended from time to time.

“Fully Diluted Share Capital” means, as at the relevant date, the aggregate of all Instruments.

“Governing Law” means the laws of the State of New York.

“Group” means the Group Companies, taken as a whole.

“Group Asset Sale” means the closing of the sale, assignment, transfer or other disposal of all or substantially all of the assets of the Group.

“Group Company” means the Company and its Subsidiaries.

“Guarantor” means the Company, and each Material Subsidiary (as such term is defined in the Finance Contract) which enters into a Guarantee Agreement in accordance with the terms of the Finance Contract, allowing the Borrower to fulfil its undertaking under the terms of the Finance Contract.

“Instruments” means:

(a)	all issued and outstanding Shares;

(b)

all Shares capable of being issued by the Company pursuant to the exercise in full of all outstanding rights (whether or not contingent and assuming full performance of any equity-linked or performance-linked rights or instruments) to subscribe for or convert into Shares (including under this Agreement); and

(c)

all other issued shares, convertible securities, options, warrants, restricted stock units (RSUs), participation rights, conversion privileges or other rights or instruments which are granted to purchase, subscribe for, convert into or otherwise acquire any shares of the Company.

“Lead Organization” means the European Union, the United Nations and international standard setting organizations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organization for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organizations.

“Loan” has the meaning set out in the Finance Contract.

“Material Press Release” has the meaning set out in the Finance Contract.

“Maturity Date” has the meaning set out in the Finance Contract.

“MNPI” has the meaning ascribed to it in Clause 32.3 (No MNPI or Prohibited Disclosures).

“Objection Period” means fifteen (15) Business Days from delivery of the draft Warrantholder Put Option Notice.

“New Issuance” has the meaning ascribed to it in Clause 4.1 (Adjustment to the Number of Warrant Shares Upon Issuance of Common Stock).

“Opt-out Notice” has the meaning ascribed to it in Clause 32.4 (No MNPI or Prohibited Disclosures).

“Organizational Documents” means, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the by-laws; (ii) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (iii) if another type of entity, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the entity; (iv) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, subscription agreements, shareholders’ agreements, investor rights agreements, first refusal agreements, right of first refusal and co-sale agreements, registration rights agreements, lockup agreements, or other agreements or documents relating to the organization, management, or operation of any entity or relating to the rights, duties, and obligations of the equityholders of any entity; and (v) any amendment or supplement to any of the foregoing, including any side letter agreements or other similar agreements entered into with one or more parties to any of the foregoing documents which purport to modify or vary the terms thereof or grant additional rights to such persons.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“OS” means overall survival.

“Party” means a party to this Agreement.

“Permitted Warrantholder” means:

(a)	the Original Warrantholder; and

(b)	any other person that receives Warrants in connection with a Warrant Sale and joins this Agreement in accordance with Clause 6.1(f),

and only for so long as each of the foregoing holds any Warrant or a right (contingent or otherwise) to receive any additional Warrants pursuant to the terms of this Agreement.

“PFS” means progression-free survival.

“Purpose” has the meaning ascribed to it in Clause 32.5 (No MNPI or Prohibited Disclosures).

“Put Option” means the right, but not the obligation of the Permitted Warrantholder (or an Affiliate of the Permitted Warrantholder) to require the Company or the Company’s nominee (provided that such nominee is acceptable to the Permitted Warrantholder from a KYC/AML, Sanctions, Non-Compliant Jurisdiction or Restricted Jurisdiction perspective) to cancel or purchase any Warrant (or any portion of any Warrant) in consideration of the payment by the Company or the Company’s nominee, as the case may be, to the Permitted Warrantholder of the Put Option Price in accordance with the terms of Clause 6.2 (Put Option).

“Put Option Price” means the fee payable in cash by the Company or the Company’s nominee to the Permitted Warrantholder following the delivery of the Warrantholder Put Option Notice, being (a) with respect to a Put Option exercised in connection with a Qualifying Tender Offer, an amount equal to (i) the product of (1) the price per Share of Common Stock being offered by the applicable offeror multiplied by (2) the number of Warrant Shares purchasable with respect to the portion of the Warrants for which the Put Option is being exercised as of such date minus (ii) the aggregate Strike Price payable to the Company to the portion of the Warrants for which the Put Option is being exercised as of such date, and (b) otherwise an amount equal to the positive difference of (i) the aggregate Fair Market Value of the Warrant Shares purchasable with respect to the Warrants subject to the Put Option as of the date that the Warrantholder Put Option Notice is delivered pursuant to Clause 6.2 (Put Option) minus (ii) the aggregate Strike Price payable to the Company to exercise such Warrants for such Warrant Shares as of such date.

“Qualifying Tender Offer” means any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which all holders of Shares of Common Stock are permitted to sell, tender or exchange all of their Shares for other securities, cash or property, which has been accepted by the holders of 50% or more of the outstanding Shares of Common Stock or 50% or more of the voting power of the Common Stock.

“Registration Rights Agreement” means the registration rights agreement contemplating the registration for resale of any shares of Common Stock purchased by the Permitted Warrantholder pursuant to the Warrant Agreement, to be entered into by and between the Company and the Permitted Warrantholder, in form and substance satisfactory to the Permitted Warrantholder.

“Right of First Refusal” means the right (but not the obligation) of the Company to require the Permitted Warrantholder to transfer all (but not part of) the Warrants stated in the Right of First Refusal Notice to the Company in accordance with Clause 6.1 (Warrant Sale and Right of First Refusal).

“Right of First Refusal Notice” means a written notice served by the Permitted Warrantholder on the Company stating that the Permitted Warrantholder wishes to sell one or more Warrants and identifying the proposed purchaser of such Warrants.

“Sale” means:

(a)	a Group Asset Sale; or

(b)	a Company Share Sale.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder” means any person or entity holding, at any time, Shares.

“Shares” means the issued shares of any class of capital stock of the Company or, as applicable, shares of any class of capital stock of the Company to be issued, at any given point in time.

“Strike Price” has the meaning ascribed to it in Clause 2.2(c) (Warrant and Warrant Share Features).

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% (fifty percent) of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Supporting Calculations” means the basis of calculation, assumptions, and working papers used to determine Fair Market Value.

“Termination Date” has the meaning set out in the Warrant Agreements.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or Pink Open Market (or any successors to any of the foregoing).

“Tranche” has the meaning set out in the Finance Contract.

“Tranche A” has the meaning set out in the Finance Contract.

“Tranche A Warrants” means warrants to purchase a number of Warrant Shares (subject to adjustment in accordance with Clause 4 (Anti-Dilution Protections) and the anti-dilution provisions set forth in the Tranche A Warrant Agreement) under the Tranche A Warrant Agreement, being issued as a condition precedent to the disbursement of Tranche A under the Finance Contract, which shall be computed using the following formula:

X = 10,000,000 / (SPa * 2)

where:    X = the number of Warrant Shares purchasable under the Tranche A Warrant Agreement.

SPa = The 5-Day VWAP per Share of Common Stock as of the date of issuance of the Tranche A Warrants.

“Tranche A Warrant Agreement” means a warrant agreement issued pursuant to Clause 3 (Issuance of the Warrants) substantially in the form set out in Schedule 1 (Form of Warrant Agreement) contemplating the Tranche A Warrants.

“Tranche A Warrant Issuance” has the meaning ascribed to it in Clause 3.2(a)(i) (Steps at each Completion).

“Tranche B” has the meaning set out in the Finance Contract.

“Tranche B Warrants” means warrants to purchase a number of Warrant Shares (subject to adjustment in accordance with Clause 4 (Anti-Dilution Protections) and the anti-dilution provisions set forth in the Tranche B Warrant Agreement), being issued as a condition precedent to the disbursement of Tranche B under the Finance Contract, which:

(a)

In the event that a drawdown of Tranche B occurs following the date of a positive phase III study in first line advanced melanoma study with IO102-IO103 on the full population of the study (i.e., achieve statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm), shall be computed using the following formula:

(i)	if PFS for exploratory arm is greater than 12 (twelve) months:

X = 12,500,000 / (SPb * 4)

(ii)	if PFS for exploratory arm is equal to or between 9.1 (nine point one) and 12 (twelve) months:

X = 12,500,000 / (SPb * 3)

(iii)	if PFS for exploratory arm is below 9.1 (nine point one) months:

X = 12,500,000 / (SPb * 2.5)

(b)	In the event that a drawdown of Tranche B occurs and the scenarios set forth in clause (a) above does not apply, shall be computed using the following formula:

X = 12,500,000 / (SPb * 2.25)

where:    X = the number of Warrant Shares purchasable under the Tranche B Warrant Agreement.

SPb = The 5-Day VWAP per Share of Common Stock as of the date of issuance of the Tranche B Warrants.

“Tranche B Warrant Agreement” means a warrant agreement issued pursuant to Clause 3 (Issuance of the Warrants) substantially in the form set out in Schedule 1 (Form of Warrant Agreement) contemplating the Tranche B Warrants.

“Tranche B Warrant Issuance” has the meaning ascribed to it in Clause 3.2(b)(i) (Steps at each Completion).

“Tranche C” has the meaning set out in the Finance Contract.

“Tranche C Warrants” means warrants to purchase a number of Warrant Shares (subject to adjustment in accordance with Clause 4 (Anti-Dilution Protections) and the anti-dilution provisions set forth in the Tranche C Warrant Agreement), being issued as a condition precedent to the disbursement of Tranche C under the Finance Contract, which

(a)

In the event that the cash injection to the Company between the date of the Finance Contract and the date of disbursement of Tranche C is at least $150,000,000, shall be computed using the following formula:

(i)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is greater than 12 (twelve) months:

X = 15,000,000 / (SPc * 6.25)

(ii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is equal to or between 9.1 (nine point one) and 12 (twelve) months:

X = 15,000,000 / (SPc * 5.5)

(iii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is below 9.1 (nine point one) months:

X = 15,000,000 / (SPc * 4.75)

(b)

In the event that the cash injection to the Company between the date of the Finance Contract and the date of disbursement of Tranche C is at least $100,000,000 but lower than $150,000,000, shall be computed using the following formula:

(i)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is greater than 12 (twelve) months:

X = 15,000,000 / (SPc * 5.25)

(ii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is equal to or between 9.1 (nine point one) and 12 (twelve) months:

X = 15,000,000 / (SPc * 4.5)

(iii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is below 9.1 (nine point one) months:

X = 15,000,000 / (SPc * 3.75)

(c)	In the event that a drawdown of Tranche C occurs and the scenarios set forth in clause (a) or (b) above do not apply:

(i)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is greater than 12 (twelve) months:

X = 15,000,000 / (SPc * 4.5)

(ii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is equal to or between 9.1 (nine point one) and 12 (twelve) months:

X = 15,000,000 / (SPc * 3.75)

(iii)

if the phase III study in first line advanced melanoma with IO102-IO103 achieves statistical significance on PFS with a P value of 0.05 or lower with no degradation of OS trend in the exploratory arm, where the PFS for exploratory arm is below 9.1 (nine point one) months:

X = 15,000,000 / (SPc * 3)

where:    X = the number of Warrant Shares purchasable under the Tranche C Warrant Agreement.

SPc = The 5-Day VWAP per Share of Common Stock as of the date of issuance of the Tranche C Warrants.

“Tranche C Warrant Agreement” means a warrant agreement issued pursuant to Clause 3 (Issuance of the Warrants) substantially in the form set out in Schedule 1 (Form of Warrant Agreement) contemplating the Tranche C Warrants.

“Tranche C Warrant Issuance” has the meaning ascribed to it in Clause 3.2(c)(i) (Steps at each Completion).

“Transaction Documents” means this Agreement, the Warrant Agreements, the Registration Rights Agreement and any other documents contemplated by each such agreement.

“USD” or “$” means United States Dollars, the lawful currency of the United States of America.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market other than OTCQB or OTCQX, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the foregoing clause (a) is not applicable and the Common Stock is then listed on

OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, or (c) if the foregoing clauses (a) and (b) are not applicable and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Share of the Common Stock so reported, or (d) in all other cases, the value of a share of Common Stock as determined by an Expert in accordance with Schedule 3.

“Warrant Agreements” means the Tranche A Warrant Agreement, Tranche B Warrant Agreement, and Tranche C Warrant Agreement, duly issued by the Company and registered on its books and records, representing the Warrants issued pursuant to Clause 3 (Issuance of the Warrants), in each case substantially in the form set out in Schedule 1 (Form of Warrant Agreement).

“Warrant Sale” means, in relation to any Warrant:

(a)

a sale, assignment, transfer, or other disposal of that Warrant by the Permitted Warrantholder to any person or persons selected by the Permitted Warrantholder in accordance with and as contemplated by Clause 6.1 (Warrant Sale and Right of First Refusal); or

(b)

the exercise of that Warrant by the Permitted Warrantholder where the Permitted Warrantholder nominates a person (other than the Permitted Warrantholder, one of its Affiliates, or an agent mandated to hold Warrants on behalf of the Permitted Warrantholder) to whom the corresponding Warrant Share is to be directly issued.

“Warrant Share” means each share of Common Stock to be issued upon the exercise of a Warrant.

“Warrantholder Put Option Notice” means a put option notice served by the Permitted Warrantholder on the Company in substantially the form set out in Schedule 2 (Warrantholder Put Option Notice).

“Warrants” means the Tranche A Warrants, Tranche B Warrants and the Tranche C Warrants and shall in each case include the right (but not the obligation) to subscribe for Warrant Shares, pursuant to the terms of the Warrant Agreements and subject to the terms of this Agreement.

“Warrant Sale Price” has the meaning ascribed to it in Clause 6.1(a) (Warrant Sale and Right of First Refusal).

1.2	Interpretation

Unless a contrary indication appears, a reference in this Agreement:

(a)	to this Agreement or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated at any time;

(b)	to Clause, paragraph or schedule is, unless stated otherwise, a reference to a Clause or paragraph of, or schedule to, this Agreement;

(c)

in a Clause or schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that Clause or schedule, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(d)	to a statute or statutory provision includes a reference to any subordinate legislation and is a reference to:

(i)

that statute, statutory provision or subordinate legislation as modified, consolidated, superseded, re-enacted, re-numbered, or replaced (whether with or without modification) from time to time after the date of this Agreement; and

(ii)	any statute, statutory provision or subordinate legislation which it consolidates, supersedes, re-enacts or replaces (whether with or without modification);

(e)

to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution, foundation or trust (whether or not having a separate legal personality);

(f)

to a Party will be deemed to be a reference to any successor to such Party or to any person or persons to whom that Party assigns or otherwise transfers any or its rights or obligations under this Agreement in accordance with this Agreement;

(g)

to the Permitted Warrantholder in the context of any Warrant or related Warrant Share means the person or persons within the definition of “Permitted Warrantholder” who at that time holds or hold that Warrant;

(h)	to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;

(i)

to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept or thing which is specific to a particular jurisdiction shall, in respect of any other jurisdiction, be deemed to be a reference to whatever most closely equates to that legal term in the relevant jurisdiction;

(j)	“or” is not exclusive; and

(k)	to “including” or “includes” does not limit the scope of the meaning of the words preceding it but shall be taken as meaning “including without limitation” or “includes without limitation.”

1.3	The schedules form part of this Agreement and a reference to “this Agreement” includes its schedules.

1.4	The recitals, index and headings in this Agreement do not affect its interpretation.

1.5	Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to such term in the Finance Contract.

2.	THE WARRANTS

2.1	Warrant Entitlement. The Warrants shall entitle the Permitted Warrantholder to subscribe for such number of Warrant Shares representing:

(a)	for Tranche A, the Tranche A Warrants, which shall be exercisable by the Permitted Warrantholder at any time following the Disbursement Date of Tranche A under the Finance Contract;

(b)	for Tranche B, the Tranche B Warrants, which shall be exercisable by the Permitted Warrantholder at any time following the Disbursement Date of Tranche B under the Finance Contract; and

(c)	for Tranche C, the Tranche C Warrants, which shall be exercisable by the Permitted Warrantholder at any time following the Disbursement Date of Tranche C under the Finance Contract.

2.2

Warrant and Warrant Share Features. The Warrants represented by the Warrant Agreements and the Warrant Shares issued in connection with the exercise of the Warrants, shall each be issued free from Encumbrances (other than those imposed by the Permitted Warrantholder or restrictions on transfer under generally applicable securities laws) including but not limited to any pre-emptive or anti-dilution rights of the Shareholders or any other person. The execution by the Company and delivery to the Permitted Warrantholder of the relevant Warrant Agreement in accordance with this Agreement shall be no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date for the applicable Tranche, and in any event at least 5 (five) Trading Days after any Material Press Release. Further, the Warrants represented by this Agreement shall:

(a)	be issued to the Permitted Warrantholder for no additional consideration;

(b)

entitle the Permitted Warrantholder to the number of Warrant Shares calculated in accordance herewith (subject to adjustment in accordance with Clause 4 (Anti-Dilution Protections) and the anti-dilution provisions set forth in the Warrant Agreements);

(c)

be exercisable, on the terms of and subject to the conditions set out in this Agreement and the Warrant Agreements, against payment of a price initially equal to the greater of (x) 5-Day VWAP on the date of the execution of the applicable Warrant Agreement and (y) the applicable “Minimum Price” as defined in Nasdaq Rule 5635(d), as may be thereafter adjusted in accordance with the terms of such Warrant Agreement or Clause 4 (Anti-Dilution Protections) (the “Strike Price”);

(d)	have a term of 20 (twenty) years; and

(e)	be detachable from the Loan.

3.	ISSUANCE OF THE WARRANTS

3.1	Steps with Respect to Execution of this Agreement.

(a)

Before the execution of this Agreement, the Board of Directors or an authorized committee thereof, must approve, in form and substance satisfactory to the Permitted Warrantholder, a set of resolutions, which resolve, among other matters, to approve the terms of, and the transactions contemplated by, this Agreement, including to execute the Transaction Documents and issue the Warrants to the Permitted Warrantholder.

(b)	Upon execution of this Agreement, the Company and the Permitted Warrantholder shall execute the Registration Rights Agreement.

(c)

The Company shall, within four Business Days of the date hereof, file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the other Transaction Documents and the Finance Contract. Upon the issuance of the Disclosure Document, to the knowledge of the Company, the Permitted Warrantholder shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, that is not disclosed in the Disclosure Document unless otherwise specifically agreed in writing by the Permitted Warrantholder.

3.2	Steps at each Completion.

(a)	With respect to Tranche A:

(i)

Prior to a Disbursement Offer being made in relation to the disbursement of Tranche A, the Company shall issue to the Permitted Warrantholder the Tranche A Warrants by the execution and delivery by the Company and the Permitted Warrantholder of duly executed signature pages to the Tranche A Warrant Agreement through the exchange of electronic counterpart signature pages (the “Tranche A Warrant Issuance”). The Tranche A Warrant Issuance shall occur no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date of Tranche A, and in any event at least 5 (five) Trading Days after any Material Press Release, exercisable on the terms and subject to the conditions set out in this Agreement and the Tranche A Warrant Agreement and which shall entitle the Permitted Warrantholder to subscribe for the Tranche A Warrants.

(ii)

Prior to, or promptly following the Tranche A Warrant Issuance, the Company shall deliver two wet-ink original copies of its signature page to the Tranche A Warrant Agreement to the Permitted Warrantholder.

(b)	With respect to Tranche B:

(i)

Prior to a Disbursement Offer being made in relation to the disbursement of Tranche B, the Company shall issue to the Permitted Warrantholder the Tranche B Warrants by the execution and delivery by the Company and the Permitted Warrantholder of duly executed signature pages to the Tranche B Warrant Agreement through the exchange of electronic counterpart signature pages (the “Tranche B Warrant Issuance”). The Tranche B Warrant Issuance shall occur no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date of Tranche B, and in any event at least 5 (five) Trading Days after any Material Press Release, exercisable on the terms and subject to the conditions set out in this Agreement and the Tranche B Warrant Agreement and which shall entitle the Permitted Warrantholder to subscribe for the Tranche B Warrants; and

(ii)

Prior to, or promptly following the Tranche B Warrant Issuance, the Company shall deliver two wet-ink original copies of its signature page to the Tranche B Warrant Agreement to the Permitted Warrantholder.

(c)	With respect to Tranche C:

(i)

Prior to a Disbursement Offer being made in relation to the disbursement of Tranche C, the Company shall issue to the Permitted Warrantholder the Tranche C Warrants by the execution and delivery by the Company and the Permitted Warrantholder of duly executed signature pages to the Tranche C Warrant Agreement through the exchange of electronic counterpart signature pages (the “Tranche C Warrant Issuance”). The Tranche C Warrant Issuance shall occur no earlier than the date falling 15 (fifteen) Business Days, and no later than the date falling 10 (ten) Business Days, before the Disbursement Date of Tranche A, and in any event at least 5 (five) Trading Days after any Material Press Release, exercisable on the terms and subject to the conditions set out in this Agreement and the Tranche C Warrant Agreement and which shall entitle the Permitted Warrantholder to subscribe for the Tranche C Warrants; and

(ii)

Prior to, or promptly following the Tranche C Warrant Issuance, the Company shall deliver two wet-ink original copies of its signature page to the Tranche C Warrant Agreement to the Permitted Warrantholder.

4.	ANTI-DILUTION PROTECTIONS

4.1

Adjustment to the Number of Warrant Shares Upon Issuance of Common Stock. Except as provided in Clause 4.3 (Exceptions to Adjustment Upon Issuance of Common Stock), and except in the case of an event described in Section 3(a) of the Warrant Agreements (Stock Dividends; Splits; Combinations; Reclassifications), if the Company shall, at any time or from time to time after the execution of the Tranche A Warrant Agreement, Tranche B Warrant Agreement, or Tranche C Warrant Agreement, issue or sell, any Common Stock other than in the case of an Excluded Issuance applicable to such Warrant Agreement (a “New Issuance”), then immediately upon such New Issuance, the number of Warrant Shares issuable upon full exercise of such Warrant Agreement immediately prior to any such issuance or sale shall be increased to an amount equal to the product of:

(a)

the quotient of (A) the number of Warrant Shares issuable upon full exercise of such Warrant Agreement immediately prior to any such issuance or sale, divided by (B) the total number of Shares of Common Stock issued and outstanding immediately prior to such issuance or sale, multiplied by:

(b)	the total number of Shares of Common Stock issued outstanding immediately after such issuance or sale.

4.2

Adjustment to the Strike Price. Upon any adjustment of the number of Warrant Shares issuable upon full exercise of a Warrant Agreement pursuant to Clause 4.1 (Adjustment to the Number of Warrant Shares Upon Issuance of Common Stock), the Strike Price shall be decreased proportionate to the proportional increase in such number of Warrant Shares, such that after any such adjustment the aggregate Strike Price payable for the full exercise of such Warrant Agreement shall be the same as the aggregate Strike Price for the full exercise of such Warrant Agreement in effect immediately prior to such adjustment.

4.3

Exceptions to Adjustment Upon Issuance of Common Stock. For the avoidance of doubt, and anything herein to the contrary notwithstanding, there shall be no adjustment to the Strike Price or the number of Warrant Shares issuable upon exercise of a Warrant Agreement with respect to any Excluded Issuance applicable to such Warrant Agreement.

4.4

Treasury Shares. The number of Shares of Common Stock issued and outstanding at any given time shall not include Shares of Common Stock owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such Shares of Common Stock (other than the cancellation or retirement thereof or the transfer of such Shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Shares of Common Stock for the purpose of this Clause 4 (Anti-Dilution Protections).

4.5	Adjustments and New Warrant Issuance.

(a)

Adjustments. Upon the occurrence of any adjustment pursuant to this Clause 4 (Anti-Dilution Protections) with respect to a Warrant Agreement, the Company at its expense shall promptly (and, in any event, within five (5) Business Days) deliver to the Permitted Warrantholder a written notice describing in reasonable detail the adjustment, including a statement of the adjusted Strike Price and adjusted number of Warrant Shares, the transactions giving rise to such adjustments and the facts upon which such adjustment is based. The Company shall, upon written request from the Permitted Warrantholder, furnish the Permitted Warrantholder with a certificate of its Chief Financial Officer or Chief Executive Officer, including computations of such adjustment and the Strike Price, class, and number of Shares in effect upon the date of such adjustment.

(b)

Issuance of New Warrant Agreement. Upon the occurrence of any adjustment to the number of Warrant Shares and Strike Price pursuant to this Clause 4 (Anti-Dilution Protections) with respect to a Warrant Agreement, the Permitted Warrantholder shall surrender such Warrant Agreement and the Company shall issue to the Permitted Warrantholder a replacement Warrant

Agreement, on substantially the same terms as the Warrant Agreements in effect immediately prior to the adjustment event, except as to the number of Warrant Shares and Strike Price, which shall be revised in accordance with the adjustment provisions of this Clause 4 (Anti-Dilution Protections).

5.	EVENTS

5.1

Notification of Events. The Company shall inform the Permitted Warrantholder promptly if an Event has occurred or is likely to occur (having regard to the relevant facts or circumstances at the time) by serving an Event Notification on the Permitted Warrantholder. Additionally, the Company undertakes to make its best efforts to notify if an Event is likely to occur with such advance as may be reasonable for the Permitted Warrantholder to exercise the Warrants before the relevant Event Date. For this purpose, without limitation, the Company must (i) include the Permitted Warrantholder in all notices to be sent to the Shareholders in relation to the occurrence (or the likely occurrence) of an Event and (ii) shall deliver to the Permitted Warrantholder all notices that it receives from a Shareholder in relation to the occurrence (or the likely occurrence) of an Event.

5.2

Ongoing Information about Events. Following service (or deemed service) of an Event Notification, the Company shall keep the Permitted Warrantholder informed in a timely manner of any and all material developments in relation to that Event, or anticipated Event and provide the Permitted Warrantholder in a timely manner with any information of which it becomes aware that might reasonably be required by the Permitted Warrantholder in order for the Permitted Warrantholder to calculate the Fair Market Value of the Warrant Shares by reference to such Event.

5.3

Notice if Event unlikely to occur. If, following service (or deemed service) of an Event Notification, it becomes apparent to the Company that the Event in question will not take effect, then the Company shall as soon as practicable give written notice of that fact to the Permitted Warrantholder.

6.	WARRANT SETTLEMENT

6.1	Warrant Sale and Right of First Refusal.

(a)

No Warrants may be transferred without the prior written consent of the Company until the Maturity Date of the Tranche applicable to such Warrants or the earlier repayment in full of the Loan applicable to such Tranche. Following the applicable Maturity Date or the earlier repayment in full of the applicable Loan, the Permitted Warrantholder may conduct a Warrant Sale in relation to all or some of the applicable Warrants, provided that the Permitted Warrantholder shall deliver a Right of First Refusal Notice to the Company, following which the Company shall have a Right of First Refusal in relation to such Warrants, and may acquire them pursuant to this Clause 6.1 (Warrant Sale and Right of First Refusal) against payment to the Permitted Warrantholder of the purchase price offered for such Warrants by one or several third parties or Shareholders (the “Warrant Sale Price”); provided, that the Company may nominate another person to acquire such Warrants pursuant to the terms of this Clause 6.1 (Warrant Sale and Right of First Refusal) if such nominee is acceptable to the Permitted Warrantholder from a KYC/AML, Sanctions, Non-Compliant Jurisdiction and Restricted Jurisdiction perspective.

(b)

If the Permitted Warrantholder has exercised the Put Option in relation to any Warrant and the Put Option Price is not, for whatever reason, paid to the Permitted Warrantholder in accordance with, and within the time frame set out in, Clause 6.2 (Put Option), neither the Company (nor its nominee) will be entitled to a Right of First Refusal and a Warrant Sale can be made by the Permitted Warrantholder without compliance with any of the conditions set out in this Clause 6.1 (Warrant Sale and Right of First Refusal). For the avoidance of doubt, a Warrant Sale as described in this Clause 6.1(b) (Warrant Sale and Right of First Refusal) shall be without prejudice to any remedies the Permitted Warrantholder may otherwise have in respect of the relevant the Company’s breach of its obligation to pay the Warrant Sale Price or the Put Option Price under Clause 6.2 (Put Option).

(c)

Within twenty (20) Business Days of the Right of First Refusal Notice being served on the Company, the Company may exercise their Right of First Refusal by written notice to the Permitted Warrantholder and payment of the Warrant Sale Price and all taxes, fees, costs, and expenses incurred by the Permitted Warrantholder in connection with such sale, if not included in the Warrant Sale Price, in cash, by electronic transfer of funds for same day value, to such bank account as the Permitted Warrantholder specifies in the Right of First Refusal Notice.

(d)

Upon receipt of all amounts to be paid to the Permitted Warrantholder in accordance with Clause 6.1(c) (Warrant Sale and Right of First Refusal), the Permitted Warrantholder shall transfer the relevant Warrants to the Company (or its nominee made in accordance with Clause 6.1(a) (Warrant Sale and Right of First Refusal)). In relation to the Warrants so transferred, no representations or warranties whatsoever shall be made by the Permitted Warrantholder other than in relation to the Permitted Warrantholder’s ownership of such Warrants, its authority to sell, and the absence of Encumbrances over such Warrants (other than those imposed by the Permitted Warrantholder or restrictions on transfer under generally applicable securities laws).

(e)

If the Company does not exercise the Right of First Refusal or the Company (or its nominee made in accordance with Clause 6.1(a) (Warrant Sale and Right of First Refusal)) does not make the payment in accordance with, and within the time-frame set out in, Clause 6.1(c) (Warrant Sale and Right of First Refusal), the Permitted Warrantholder may proceed with the Warrant Sale.

(f)

The Right of First Refusal set out in this Clause 6.1 (Warrant Sale and Right of First Refusal) shall not apply to a Warrant Sale if the intended transferee is (a “Permitted Warrantholder Transferee”):

(i)

an Affiliate of the Permitted Warrantholder; provided, however, that such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement and the transferor and such Affiliate shall be collectively treated as the “Permitted Warrantholder” for all purposes hereunder; or

(ii)

any person that the receives and assumes the rights, benefits and obligations of the Original Warrantholder under the Finance Contract in accordance with its terms; provided, however, that (A) such person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement as the “Permitted Warrantholder” and (B) shall receive and assume the rights, benefits and obligations of the Permitted Warrantholder under this Agreement and shall be treated as the “Permitted Warrantholder” for all purposes hereunder.

6.2	Put Option

(a)

The Company irrevocably grants the Put Option to the Permitted Warrantholder on the terms set forth in this Agreement. The Put Option may be exercised from time-to-time in whole or in part by the Permitted Warrantholder in its sole discretion on or following the earlier of the following dates (as applicable): (i) with respect to the Tranche A Warrants, the Maturity Date of Tranche A, (ii) with respect to the Tranche B Warrants, the Maturity Date of Tranche B, (iii) with respect to the Tranche C Warrants, the Maturity Date of Tranche C or (iv) with respect to any of the Warrants, an Event Date (which exercise can be made on or prior to such Event on the Event Date, but conditional on the occurrence of such Event). In the event that a Material Press Release has been made public by the Company, the Put Option may not be exercised by the Permitted Warrantholder until at least 5 (five) Business Days following the date of such Material Press Release.

(b)

The Put Option shall be exercisable only up to Warrants that would result in the Put Option Price (in aggregate with the final Put Option Price paid in connection with any prior exercise of the Put Option) being no higher than the amount then disbursed pursuant to the Finance Contract.

(c)

The Permitted Warrantholder may exercise the Put Option by serving upon the Company a draft Warrantholder Put Option Notice, which shall be irrevocable except with the consent of the Company. The Permitted Warrantholder shall specify the Fair Market Value it has assumed and the aggregate Put Option Price in respect of the relevant Warrants subject to the Put Option in the draft Warrantholder Put Option Notice.

(d)

The Company shall have the Objection Period to agree or dispute the Permitted Warrantholder’s calculation of Fair Market Value or the aggregate Put Option Price. If, by the end of the Objection Period:

(i)

the Company has not delivered a notice in writing to the Permitted Warrantholder disputing the Permitted Warrantholder’s calculation of Fair Market Value or the aggregate Put Option Price in respect of the applicable Warrants, the Company shall be deemed to have agreed to such calculations in respect of the applicable Warrants, and the draft Warrantholder Put Option Notice shall automatically become final and binding on the Parties; or

(ii)

to the extent that the Company has delivered a notice in writing to the Permitted Warrantholder disputing the Permitted Warrantholder’s calculation of Fair Market Value or the aggregate Put Option Price, the Company or the Permitted Warrantholder may refer the matter to the Expert for determination in accordance with Schedule 3 (Expert Determination).

(e)

Within five (5) Business Days of the Expert’s decision, the Permitted Warrantholder must deliver to the Company a revised Warrantholder Put Option Notice (together with the Supporting Calculations) incorporating such adjustments, if any, as have been determined by the Expert, provided that the Permitted Warrantholder shall have the option to withdraw the Warrantholder Put Option Notice and cancel the proposed exercise of the Put Option if the Fair Market Value or the aggregate Put Option Price is less than 90% of the Fair Market Value or the aggregate estimated Put Option Price included in the Warrantholder Put Option Notice, provided, further, that if the Permitted Warrantholder cancels the proposed exercise of the Put Option, the Permitted Warrantholder shall be responsible for the fees and costs of the Expert. The revised Warrantholder Put Option Notice will supersede the initial draft Warrantholder Put Option Notice and will be final and binding on the Parties from the date of its delivery to the Company provided that it reflects the changes that have been determined by the Expert.

(f)

Within twenty (20) Business Days of the Warrantholder Put Option Notice becoming final and binding in accordance with this Clause 6.2 (Put Option), the Company must pay the aggregate Put Option Price in respect of the applicable Warrants in cash by electronic transfer of funds for same day value to such bank account as the Permitted Warrantholder has specified in the Warrantholder Put Option Notice, whereupon the Warrants will be cancelled and of no further force and effect.

(g)

If the Company fails to pay the aggregate Put Option Price pursuant to this Clause 6.2 (Put Option), then paragraph 4.3 of the Finance Contract relating to the interest on overdue sums shall apply to any overdue Put Option Price.

(h)

In the event that the Permitted Warrantholder seeks to exercise the Put Option and (i) the Company is not cash flow positive as of the end of the Company’s most recent fiscal quarter and (ii) the payment of the aggregate Put Option Price would be reasonably likely to result in the Company not having at least twelve (12) months of cash and cash equivalents on its balance sheet:

(i)

Except with respect to any Warrants subject to a Termination Date within one (1) year of the date of the Warrantholder Put Option Notice, the Company may reject the Put Option if it delivers a written certificate of the Company duly executed by the chief financial officer of the Company representing to the applicable facts set forth above in this Clause 6.2(h) (Put Option), provided, however, that the Company and the Permitted Warrantholder will discuss in good faith the portion of the Warrants that could be subject to the Put Option that would not be restricted by this Clause 6.2(h) (Put Option).

(ii)

With respect to any Warrants subject to a Termination Date within one (1) year of the date of the Warrantholder Put Option Notice, the Company may exercise its right to extend the Termination Date applicable to such Warrants by one (1) year (and the parties will promptly execute amendments to the Warrant Agreements reflecting such extension); provided, that such right may only be exercised one time with respect to any Warrant.

7.	PERMITTED WARRANTHOLDER RIGHTS

7.1	Third Party Offers

(a)

If an offer, whether direct or indirect, to purchase Shares (or Instruments) (whether involving a formal offer by way of an offer document, an invitation to join a transaction to be evidenced by a sale and purchase agreement or otherwise) is made, to (i) the Shareholders holding more than 50% (fifty percent) of the Shares (or of the Instruments), or (ii) the Shareholders holding 50% (fifty percent) or more of the voting power of the Company, in each case which does not otherwise constitute a Company Share Sale, including upon a Qualifying Tender Offer, the Company shall comply in all respects with the Warrant Agreements.

(b)

If the Permitted Warrantholder decides to exercise the Warrants in order to sell such Warrant Shares in such transaction in accordance with this Agreement, the exercise will be effective immediately prior to the consummation of the transaction, and in no event earlier than 24 (twenty-four) hours prior to the effective time of the closing of such transaction, for subsequent sale to a known purchaser. The Company agrees to cooperate with the Permitted Warrantholder and use its commercially reasonable efforts to ensure that the Warrants exercise occurs within these parameters and does not violate any statutory limitations or regulations to which the Permitted Warrantholder may be subject regarding shareholding or warrant exercise.

7.2

Treatment of Warrants upon a Sale of the Company or Change of Control Event. Without prejudice to any other rights the Permitted Warrantholder may have under this Agreement, if (i) a Warrant Sale in accordance with Clause 6.1 (Warrant Sale and Right of First Refusal), (ii) the Put Option pursuant to Clause 6.2 (Put Option), or (iii) a Warrant exercise, including in accordance with Clause 7.1(b) (Third Party Offers), has not been exercised in connection with any Sale or Change of Control Event, the Permitted Warrantholder shall have the rights contemplated by Section 3(c) (Fundamental Transaction) of the Warrant Agreements.

8.	ISSUANCE OF WARRANT SHARES

8.1

Issuance. The Warrant Shares shall be issued in accordance with the terms of this Agreement and pursuant to the terms of the Tranche A Warrant Agreement, Tranche B Warrant Agreement, and Tranche C Warrant Agreement and upon the payment in full of the then-current Strike Price for the Warrant Shares then being exercised to the Company.

9.	REPRESENTATIONS AND WARRANTIES

9.1

REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Permitted Warrantholder: (i) on the date of this Agreement, (ii) at the time of any applicable Completion, (iii) at the time of issuance of any Warrants, and (iv) at the time of any exercise (or deemed exercise) of any of the Warrants, the Put Option or the Call Option, that the following statements are accurate and correct, and covenant that the following statements will be accurate and correct at such times.

(a)	The Company:

(i)

has full legal capacity and authority to execute, undertake and comply with its respective obligations under this Agreement, and to carry out all actions required from it in connection with the creation, issuance, and delivery of the Warrants and the satisfaction of all rights of the Permitted Warrantholder pursuant to this Agreement;

(ii) at such time as any Warrant is exercised, will have full legal capacity and authority to carry out all actions required from it in connection with the issuance and delivery of the corresponding Warrant Shares in accordance with Applicable Law, the Charter and any other applicable Organizational Documents, corporate documents, or shareholder resolutions;

(iii)	is duly incorporated and validly existing under the law of its respective jurisdiction to carry out its own business, trade and ordinary activity;

(iv)

has obtained all necessary consents and approvals in connection with the execution, delivery, and performance of this Agreement and in order to lawfully comply with its obligations thereunder and all such consents and approvals are in full force and effect and are admissible in evidence;

(v)

does and will not breach any of its Organizational Documents or any applicable law, statute, rule or regulation, or any judgement, decree or permit binding on it or on its assets by entering into this Agreement;

(vi)	does not breach any agreement or other instrument binding upon it by entering into this Agreement;

(vii)	is not insolvent, over-indebted or subject to a court-ordered restructuring procedure, nor is such insolvency, over-indebtedness or procedure threatened against it; and

(viii)	has reviewed a complete copy of the Finance Contract and has full and complete knowledge of the terms and conditions thereof.

(b)	the Company:

(i)	will have full corporate power and corporate capacity and has obtained all corporate approvals to pay the Put Option Price or any part thereof as and when due;

(ii)	will have full corporate power and corporate capacity and has obtained all corporate approvals to pay the Call Option Price or any part thereof as and when due;

(iii)	has its corporate seat in the United States of America; and

(iv)	as of the date of this Agreement, has granted no Instruments other than those described in Fully Diluted Share Capital of the Company as per Schedule 4 (Capitalization Table).

(c)

the Board of Directors of the Company will, at such time as the Put Option or Call Option is exercised, have full corporate power and capacity under Applicable Law, the Charter, and the other Organizational Documents of the Company, and any relevant decisions by the corporate bodies of the Company, to approve payment of the relevant Put Option Price or Call Option Price in accordance with this Agreement without need for any further approval from any corporate body of the Company or from any third-party.

(d)	the capitalization table set out in Schedule 4 (Capitalization Table) is true, correct and complete and reflects the Fully Diluted Share Capital of the Company as of the date of this Agreement.

10.	UNDERTAKINGS

10.1

Positive undertakings by the Company. The Company undertakes to the Permitted Warrantholder, in connection with issuing the Warrants and issuing any Warrant Shares to the Permitted Warrantholder following the exercise of the Warrants, to:

(a)

take all acts at its own initiative or upon request from the Permitted Warrantholder in order to implement or facilitate any of the transactions contemplated by, and in compliance with, this Agreement and the Warrant Agreements;

(b)	timely file all reports required to be filed with the SEC pursuant to the Exchange Act; and

(c)

take all such other reasonable action, taking into account Applicable Law in the jurisdiction of the Company, to be necessary or desirable for any of the purposes named in this Clause 10.1 (Positive undertakings by the Company).

10.2	Negative undertakings by the Company. For so long as any Warrants remain exercisable or outstanding, the Company shall not, except with the written consent of the Permitted Warrantholder:

(a)

take any action that may result in any Warrants not being exercisable or the Warrant Shares not being issuable in the terms set out in this Agreement and the Warrant Agreements, including revoking any authority granted to any corporate body of the Company to issue the Warrants or the Warrant Shares or to take any prior or subsequent step required under Applicable Law to give effect to either issue;

(b)

alter or amend the rights attaching to the Instruments or the provisions of the Charter or any other Organizational Documents of the Company in such a way which has, or is likely to have, whether at the relevant time or after such time, an adverse effect on the rights, preferences or privileges of the Warrant Shares; or

(c)

convert the Company into an entity of another form under any jurisdiction and in no event shall any such conversion be permitted if the resulting entity will be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organization in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time.

11.	LIQUIDATION OF THE COMPANY

11.1

Procedure on Liquidation. If, at any time any Warrants remain exercisable or outstanding, an order is made, or an effective resolution is passed for the liquidation, winding-up, or dissolution of the Company or for any other dissolution of the Company by operation of law:

(a)	the Company shall immediately send to the Permitted Warrantholder a written notice stating that such an order has been made or resolution has been passed or other dissolution is to be effected;

(b)

to the extent permitted by Applicable Law, the Permitted Warrantholder will be entitled to receive out of the Company’s assets which would otherwise be available in the liquidation to the holders of Shares, the amount it would have received under the Charter had it been the holder of the Warrant Shares to which it would have become entitled by virtue of an exercise of the Warrants minus the aggregate Strike Price payable to the Company to exercise such Warrants as of such date; and

(c)	Notwithstanding the foregoing, the Put Option shall automatically be exercised, without notice of further action by any party, upon a Bankruptcy or Insolvency Event.

11.2	Subject to compliance with Clause 3 (Issuance of the Warrants) and 11.1 (Procedure on Liquidation), this Agreement will terminate on liquidation of the Company.

12.	FINANCE CONTRACT

The following provisions of the Finance Contract are deemed incorporated in this Agreement by reference (except to the extent expressly modified herein) with the same force and effect as though fully set forth herein, regardless of whether the Finance Contract is in force, regardless of whether there is any amount outstanding under the Finance Contract, and regardless of whether the Credit is available thereunder. For the avoidance of doubt, such provisions are solely for the benefit of the Parties to this Agreement.

(a)	Paragraph (a) of Article 7.1 (Borrower undertakings and representations) of the Finance Contract, save that the references to the Borrower shall be deemed to be references to the Company.

(b)	Paragraph (b) of Article 7.1 (Borrower undertakings and representations) of the Finance Contract, save that:

(i)

the Repeating Representations as defined in the Finance Contract only include the representations set out in Paragraph 1 (Authorizations and Binding Obligations), Paragraph 4 (No proceedings), Paragraph 7 (Anti-Corruption) and Paragraph 8 (Accounting and Tax) of Schedule G (Representations and Warranties) of the Finance Contract; and

(ii)	such Repeating Representations are deemed to be made by the Company on 1 January and 1 July of each year.

(c)	Article 7.2 (Borrower undertakings and representations) of the Finance Contract, save that:

(i)

the undertakings of the Finance Contract which the Company shall undertake include all undertakings in Schedule I (Information and Visits) and the following undertakings in Schedule H (General Undertakings):

(1)	Paragraph 4 (Compliance with laws),

(2)	Paragraph 5 (Environment and Social Matters),

(3)	Paragraph 6 (Integrity),

(4)	Paragraph 10 (Change in business),

(5)	Paragraph 11 (Merger),

(6)	Paragraph 12 (Books and records),

(7)	Paragraph 22 (Maintenance of Status), and

(8)	Paragraph 26 (Sanctions).

13.	ASSIGNMENT

(a)

No Party may assign, transfer, charge, or deal in any other manner with any of its rights or obligations under this Agreement, except (i) as otherwise consented to by the Parties in writing or (ii) in the case of the Warrant Holder, to a Permitted Warrantholder Transferee. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of the respective successors and permitted assignees of the parties.

(b)	Subject to the express provisions of this Agreement, the Warrant Agreements are assignable or transferable in accordance with the terms thereof.

14.	BUSINESS DAYS

Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

15.	CERTIFICATES AND DETERMINATIONS

Any certification or determination by the Permitted Warrantholder of an amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates, save in respect of Clause 6.2 (Put Option) where the Expert’s determination shall be binding in the absence of manifest error.

16.	AMENDMENT

Any amendment to this Agreement shall be made in writing and shall be signed by the Parties. For the avoidance of doubt, any accession to this Agreement pursuant to Clause 13 (Assignment) shall not be deemed to be an amendment to this Agreement.

17.	WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

18.	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

19.	INVALIDITY

If, at any time, any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability, or ineffectiveness shall not affect:

(a)	the legality, validity, or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.

20.	NO PARTNERSHIP

Nothing in this Agreement constitutes a partnership between the Parties or constitutes any Party as agent of another Party for any purpose whatever and, no Party has authority or power to bind the other or to contract in the name of or create liability against another Party in any way or for any purpose.

21.	NOTICES

21.1

Contact details. Notices and other communications given under or in connection with this Agreement addressed to a Party shall be made to the address or e-mail address (and the department for whose attention the communication is to be made) as set out below, or to such other address or e-mail address as a Party previously notifies to the other Parties in writing:

(a)	For the Original Warrantholder:

Attention:	OPS/EGPF/2-EGILS/[LSB]/[SI]
Address:	The European Investment Bank
100 boulevard Konrad Adenauer
L-2950 Luxembourg

With a copy to (which shall not constitute notice):

Attention:	Matthew K. Warner
Partner
Address:	Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10019
USA
E-mail address:	matthew.warner@cliffordchance.com

(b)	For the Company:

Attention:	IO Biotech, Inc.
Address:	IO Biotech, Inc.
Ole Maaløes Vej 3
DKK-220 Copenhagen N
Denmark

With copies to (which shall not constitute notice):

Attention:	Devin Smith
General Counsel
Address:	IO Biotech, Inc.
430 E 29th St
Suite 940
New York, NY 10016
USA

and:

Attention:	Frank Rahmani
Address:	Sidley Austin LLP
1001 Page Mill Rd., Building 1
Palo Alto, California 94304
USA
E-mail address:	frahmani@sidley.com

(c)

For any Permitted Warrantholder other than the Original Warrantholder, such address, attention and e-mail address as that Permitted Warrantholder may notify the other Parties pursuant to the notice provisions of this Clause 21 (Notices).

21.2	Changes to notice address. Each Party shall promptly notify the other Parties in writing of any change in their respective communication details.

21.3	Language for notices. Any notice or other communication given under this Agreement must be in writing and in the English language.

21.4

Notices setting deadlines. Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery or registered letter with acknowledgement of receipt. Such notices and communications shall be deemed to have been received by the relevant Party on the date of delivery.

21.5	Other notices. Other notices and communications may be made may be made by hand delivery, registered letter, or e-mail, which shall be effective upon confirmation of receipt.

21.6

Notices by e-mail. Without affecting the validity of any notice delivered by e-mail according to the paragraphs above, a copy of each notice delivered by e-mail shall also be sent by letter to the relevant Party on the next following Business Day at the latest.

21.7

Evidence of signing authority. Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Permitted Warrantholder, be delivered to the Permitted Warrantholder together with satisfactory evidence of the authority of the person or persons authorized to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

22.	COSTS

22.1

The Company shall bear the costs and expenses of the Permitted Warrantholder in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement or any ancillary documents, as well as any subsequent amendments, supplements, or waivers of or to this Agreement or any ancillary document, including the costs of any legal, accountancy, and other advisors and any exchange charges incurred, provided that the Company shall not be responsible for any costs or expenses of the Permitted Warrantholder in connection with a transfer or sale of the Warrants or Warrant Shares by the Permitted Warrantholder. All legal costs incurred by the Permitted Warrantholder, including local counsel, shall be borne by the Company and payable as a condition precedent to the disbursement of Tranche A, Tranche B, and Tranche C, as the case may be, under the Finance Contract.

23.	TAXES, DUTIES, AND FEES; INTEREST ON OVERDUE SUMS; PAYMENTS

23.1

Company to pay all taxes. The Company shall pay all taxes, duties, fees, and other impositions of whatsoever nature , including stamp duty and registration fees, arising out of the creation, preparation, execution, implementation, perfection, registration, enforcement, amendment (including supplements and waivers) or termination arising out of this Agreement, any Warrants Agreements, or any ancillary document, including in connection with the exercise of the Warrants or of the Put Option or Call Option as set out under this Agreement, provided that the Company shall not be responsible for (i) any transfer tax payable in connection with the Permitted Warrantholder transferring or selling the Warrants or Warrant Shares, (ii) any capital gains and income taxes and any similar taxes and duties attributable to the Permitted Warrantholder, or (iii) any incremental tax due to the identity or tax characteristics of the Permitted Warrantholder as compared to the Original Warrantholder.

23.2

Company to gross up. The Company (or any nominee thereof paying any amount due under this Agreement) shall pay all amounts due to the Permitted Warrantholder under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if any such withholding or deduction is required by law or by an agreement with a governmental authority or otherwise, the Company (or such nominee) will gross up the payment to the Permitted Warrantholder so that after withholding or deduction, the net amount received by the Permitted Warrantholder is equivalent to the sum due; provided further that, the Parties shall cooperate and use their commercially reasonable efforts to deliver any documentation that may be required as will permit such amounts to be made without withholding or at a reduced rate of withholding.

23.3

Interest. If the Company fails to pay any amount payable to the Permitted Warrantholder by it under this Agreement on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to EURIBOR plus 2% (two percent) (200 (two hundred) basis points) and shall be payable in accordance with the demand of the Permitted Warrantholder. The Borrower hereby agrees in advance to have the unpaid interest due for a period of more than 1 (one) year compounded and such unpaid interest will in turn produce interest at the interest rate set out in this Clause 23.3 (Interest).

23.4

Currency. If the overdue amount is in a currency other than the currency of the Loan, the relevant interbank rate, or as determined by the Permitted Warrantholder, the relevant risk-free rate that is generally retained by the Permitted Warrantholder for transactions in that currency plus 2% (two percent) (200 (two hundred) basis points) shall apply, calculated in accordance with the market practice for such rate.

23.5

Fractional time. Any amount due under this Clause 23.3 (Interest) and calculated in respect of a fraction of a year shall be determined based on a year of three hundred and sixty (360) days and the number of days elapsed.

23.6	Timing and method of payment.

(a)

Any sum payable by the Company to the Permitted Warrantholder under this Agreement or any Warrant Agreement shall be paid promptly to such account as notified by the Permitted Warrantholder to the Company in writing, provided that such account complies with Applicable Law.

(b)

Any disbursements by and payments to the Permitted Warrantholder under this Agreement or any Warrant Agreement shall be made using account(s) acceptable to the Permitted Warrantholder. Any account in the name of the Company held with a duly authorized financial institution in the jurisdiction where the Company is incorporated or where the Investment (as defined in the Finance Contract) is undertaken is deemed acceptable to the Permitted Warrantholder.

24.	Eur

Payments to be made by the Company to the Permitted Warrantholder hereunder and under any Warrant Agreement shall be made in EUR, unless otherwise agreed in writing with the Permitted Warrantholder. To the extent any amount to be paid to the Permitted Warrantholder originally are in USD, the amount will be converted from USD to EUR, applying the average foreign exchange (FX) rate over the last ninety (90) days as calculated by Bloomberg.

25.	SET-OFF

25.1

No set-off by the Company. All payments to be made by the Company to the Permitted Warrantholder under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.2

Set-off by Permitted Warrantholder. The Permitted Warrantholder may set off any matured obligation due from the Company (to the extent beneficially owned by the Permitted Warrantholder) against any obligation (whether or not matured) owed by the Permitted Warrantholder to the Company (including the Strike Price owed with respect to any Warrants), regardless of the place of payment, booking branch, or currency of either obligation. If the obligations are in different currencies, the Permitted Warrantholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Permitted Warrantholder may set off in an amount estimated by it in good faith to be the amount of that obligation. All payments to be made by a Warrantholder (as defined in the Warrant Agreements) other than the Permitted Warrantholder under this Agreement shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

27.	FURTHER ASSURANCE

The Company shall, at its cost, execute all documents and do all acts and things as the Permitted Warrantholder might reasonably consider necessary or desirable for the purpose of giving the Permitted Warrantholder the full benefit of all the provisions of this Agreement.

28.	THIRD PARTY RIGHTS

A person who is not a Party hereto is not entitled to any rights under this Agreement.

29.	MUTUAL DRAFTING

This Agreement is the joint product of the Original Warrantholder and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

30.	ENTIRE AGREEMENT

This Agreement, the Warrant Agreements, and the other agreements and documents referred to herein constitute the entire agreement between the Parties in relation to the grant of the Warrants and the issuance of Warrant Shares, and supersedes any previous agreement, whether express or implied, on the same matter.

31.	GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY; REMEDIES

31.1

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without regard to any to principles of conflicts or choice of law in the State of New York or in any other state.

31.2

Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by Applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such state or federal court sitting in the City of New York in the Borough of Manhattan. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

31.3

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR LITIGATION ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

31.4

The Permitted Warrantholder, in addition to being entitled to exercise all rights granted by Applicable Law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement, and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

32.	NO MNPI OR PROHIBITED DISCLOSURES

32.1

Notwithstanding anything set out in this Agreement (including, but not limited to, in Clause 5 (Events)), the Company shall not be required to submit any information to the Permitted Warrantholder to the extent (i) such information constitutes confidential information of a third party and disclosure is prohibited by agreement between the Company and such third party, (ii) such information is not in the Company’s possession and is not reasonably obtainable, or (iii) this would be contrary to applicable mandatory laws.

32.2

If considered necessary by the Permitted Warrantholder and to the extent possible pursuant to applicable laws, the Parties shall cooperate or conclude separate arrangements in order to grant the Permitted Warrantholder access to such information or documents that cannot otherwise be provided to the Permitted Warrantholder pursuant to Clause 32.1 (No MNPI or Prohibited Disclosures), specifically resulting from relevant provisions of other confidentiality agreements or relevant laws regulating access to such information or documents.

32.3

To the extent any information is disclosed to the Permitted Warrantholder and such information constitutes, in the Company’s reasonable judgment, material non-public information (“MNPI”), the Company shall (i) clearly designate the information as such and the Company shall provide notice to the Permitted Warrantholder in advance of providing to the Permitted Warrantholder any such MNPI, (ii) only provide the Permitted Warrantholder with such information and only to the persons that the Permitted Warrantholder has disclosed to the Company as being authorized to receive such information, (iii) label the information such that it is clear that the information qualifies as MNPI, (iv) clearly designate the information as indicate the sections of the information provided to the Permitted Warrantholder qualifies as “MNPI,” (v) clearly indicate the basis on which the information is being disclosed to the Permitted Warrantholder and confirming that the information has not been unlawfully disclosed and (vi) provide the Permitted Warrantholder with information as to the time at which the Company expects such information will no longer be classified as MNPI.. To the extent that the Company discloses information to the Permitted Warrantholder and does not believe such information constitutes MNPI and the Permitted Warrantholder disagrees with the Company’s determination, the Permitted Warrantholder may submit a request for information reasonably required to understand the rationale behind the Company’s determination and the Company will provide such information within two (2) Business Days following the Permitted Warrantholder’s request for information.

32.4

Without prejudice to the other rights of the Permitted Warrantholder set forth in this Agreement, the Permitted Warrantholder may at any time deliver written notice (an “Opt-out Notice”) to the Company requesting that the Permitted Warrantholder not receive materials designated as containing MNPI; provided however that such Opt-out Notice may be subsequently revoked by the Permitted Warrantholder at any time. Following receipt of an Opt-Out Notice from the Permitted Warrantholder (unless subsequently revoked), (i) the Company shall not deliver any MNPI to the Permitted Warrantholder, except as required by applicable law and (ii) for the avoidance of doubt, the Company shall not be required to deliver any MNPI to the Permitted Warrantholder notwithstanding the provisions of this Agreement.

32.5

To the extent that the Permitted Warrantholder does receive MNPI in accordance with this Agreement, the Permitted Warrantholder will: (a) take all reasonable steps to hold in trust and confidence such MNPI and not use such MNPI for any purpose other than to evaluate its rights under this Agreement (the “Purpose”), (b) not disclose such MNPI, except to its Affiliates and its and their employees, consultants, contractors, subcontractors and agents who (i) require access to such MNPI for the Purpose, and (ii) have been informed of the limitations on use and disclosure of such MNPI created by this Agreement, (c) maintain the confidentiality of the MNPI with at least the same degree of care as it maintains the confidentiality of its own confidential information, and in any event, at least a reasonable standard of care and (d) process any personal data contained in MNPI solely in accordance with applicable data protection legislation.

33.	TERMINATION

This Agreement shall automatically terminate without the action of any Party at such time as no Permitted Warrantholder (i) holds any Warrants or (ii) has a right (conditional or otherwise) to receive any additional Warrants pursuant to the terms of this Agreement. Upon such termination, no Party will have any further rights, obligations or liabilities under this Agreement; provided, that (i) the provisions of this Section 33 (Termination), Section 18 (Rights and Remedies Are Cumulative), Section 19 (Invalidity), Section 20 (No Partnership), Section 21 (Notices), Section 22 (Costs), Section 23 (Taxes, Duties, and Fees; Interest on Overdue Sums; Payments) Section 24 (EUR), Section 25 (Set-Off), Section 26 (Counterparts), Section 27 (Further Assurances), Section 28 (Third Party Rights), Section 29 (Mutual Drafting), Section 30 (Entire Agreement) and Section 31 (Governing Law; Jurisdictions; Waiver of Trial by Jury; Remedies) will survive any termination of this Agreement, (ii) the Permitted Warrantholder’s obligations under Clause 32 (No MNPI or Prohibited Disclosures) with respect to any MNPI received prior to such termination will survive for a period of twelve (12) months following such termination and (iii) no such termination will relieve any Party from any liabilities, losses, damages, obligations, costs or expenses relating to such Party’s willful breach of this Agreement, or Fraud.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

[The remainder of this page is intentionally left blank. Signatures to follow.]

SIGNATURE PAGE TO THE WARRANT ISSUANCE AGREEMENT

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

ORIGINAL WARRANTHOLDER
Executed by
The European Investment Bank
acting by:

/s/ Maria-Teresa MASSAAD		/s/ Yu ZHANG
Name:	Maria-Teresa MASSAAD	Name:	Yu ZHANG
Title:	Head of Division	Title:	Head of Division

[Signature Page to Warrant Issuance Agreement]

SIGNATURE PAGE TO THE WARRANT ISSUANCE AGREEMENT

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

COMPANY
Executed by
IO Biotech, Inc.
acting by:

/s/ Mai-Britt Zocca
Name:	Mai-Britt Zocca
Title:	Chief Executive Officer

[Signature Page to Warrant Issuance Agreement]

SCHEDULE 1

FORM OF WARRANT AGREEMENT

[See attached]

SCHEDULE 2

WARRANTHOLDER PUT OPTION NOTICE

(THE “NOTICE”)

To:	IO Biotech, Inc.

Ole Maaløes Vej 3

DKK-220 Copenhagen N

Denmark

Attention: Mai-Britt Zocca

FAO:	[ *** ]

Warrant Issuance Agreement, between IO Biotech, Inc. and the European Investment Bank, dated December 19, 2024 (the “Warrant Issuance Agreement”)

We refer to the Warrant Issuance Agreement. Capitalized terms used in this Notice have the meanings ascribed to them in the Warrant Issuance Agreement.

We hereby provide this notice for the exercise of the Put Option with respect to [Tranche [ *** ]1 Warrants to purchase [ *** ] Warrant Shares.

Our good faith calculations of Fair Market Value and the Put Option Price applicable to such exercise of the Put Option are set out in the annex to this Notice, where the basis of calculation, assumptions and working papers are shown.

Pursuant to such calculations, the Put Option Price for such exercise of the Put Option is EUR [ *** ].

Please countersign this Notice to indicate your acceptance of this Notice and remit the Put Option Price to the following account:

Bank:	[ *** ]
Branch:	[ *** ]
Sort Code:	[ *** ]
Account Number:	[ *** ]
Account name:	[ *** ]
BIC:	[ *** ]
SWIFT:	[ *** ]
IBAN:	[ *** ]
Reference:	Put Option of IO Biotech, Inc. Warrants

Signed by

for and on behalf of

European Investment Bank

Full Name

Address

[1]	NOTE TO FORM: To be adapted if Warrants under multiple tranches are to be subject to the Put Option.

We hereby confirm our agreement to the Warrantholder Put Option Notice becoming final and binding.

Signed by

for and on behalf of

IO Biotech, Inc.

Full Name

Address:

IO Biotech, Inc.

Ole Maaløes Vej 3

DKK-220 Copenhagen N

Denmark

Attention: Mai-Britt Zocca

E-mail address mz@iobiotech.com

ANNEX A

SUPPORTING CALCULATIONS

[To be prepared at the time of a Notice]

SCHEDULE 3

EXPERT DETERMINATION

1.	IDENTITY AND SELECTION OF EXPERT

The Expert will be an independent and leading investment bank, an independent, leading global firm of accountants, or an independent, leading valuation firm, as jointly appointed by the Company and the Permitted Warrantholder which has not rendered material services to either Party during the period commencing 3 (three) years prior to the date of the Warrant Issuance Agreement through to the date of exercise of the Put Option. Failing agreement as to such appointment after twenty (20) Business Days of the proposed referral to the Expert pursuant to paragraph (d) of Clause 6.2 (Put Option) by the Permitted Warrantholder or the Company, the Permitted Warrantholder shall (in its sole discretion acting reasonably) appoint an Expert satisfying the above criteria ensuring that they are an independent valuation firm of recognized standing engaged in the business of valuing venture capital backed companies at all stages of development (from start-up to maturity).

2.	DUTIES OF EXPERT

The Expert will:

(a)	determine (as appropriate) the Fair Market Value for any Warrant Shares on the basis set out in paragraph 3 (Basis of Valuation); and

(b)

within one (1) month of the matter being referred to it, give written notice of its determination to the Parties (the “Expert’s Certificate”), together with a written explanation setting out in reasonable detail the basis and methods used for the purposes of the calculations performed under the previous subparagraph.

3.	BASIS OF VALUATION

Fair Market Value shall be determined as follows:

(a)	if Shares of Common Stock are listed on a Trading Market, Fair Market Value shall be equal to the 5-Day VWAP; or

(b)	if Shares of Common Stock are not listed on a Trading Market, the fair market value of a Share of Common Stock as determined in accordance with the following valuation principles:

1.

based on the full equity value of the Company and the terms of its outstanding securities without any discount for lack of liquidity, lack of control, restrictions on marketability, minority interests or lack of other rights of equity holders;

2.	by applying techniques that are appropriate in light of the nature, facts, and circumstances of such Shares;

3.	using reasonable current market data and inputs combined with market participant assumptions; and

4.	taking into account valuations retained in previous transaction or offers related to Instruments of the Company over the preceding twelve (12) month period;

5.

based on the price that would be received for an asset or paid to transfer a liability in an Orderly Transaction, given market conditions at the measurement date, between market participants that are (i) independent of each other, (ii) knowledgeable of the market, (iii) able to transact and willing to transact, that is, they are motivated but not forced or otherwise compelled to do so. For the purposes hereof, any preferred rights shall be taken into consideration for the purposes of such valuation. For the avoidance of doubt, should part of the price be paid in kind (e.g., by exchange with shares of the acquirer), the Put Option Price shall be settled in cash by the Borrower in accordance with Clause 6.2 (Put Option), based on the cash consideration for a Share of Common Stock;

6.

adding up any common and preferred distributions made to Shareholders or holder of Instruments giving rise to any kind of distribution or profit entitlement since the date of issuance of the respective Warrants which have not been paid to the Permitted Warrantholder;

7.	such valuation to be by guided by the International Private Equity and Venture Capital Valuation Guidelines as such are amended from time to time.

For the purposes of this paragraph 3 (Basis of Valuation), “Orderly Transaction” means a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving the respective assets or liabilities of a company or business like the Company at such time.

4.	TERMS OF APPOINTMENT OF EXPERT

The Parties shall cooperate with each other and shall take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this Schedule 3.

5.	EXPERT REFUSING OR CEASING TO ACT

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 2(b) (Duties of Expert), the Company and the Permitted Warrantholder shall appoint a replacement expert in accordance with paragraph 1 (Identity and Selection of Expert) of this Schedule 3.

6.	LANGUAGE

All matters under this Schedule 3 will be conducted, and the Expert’s decision will be written, in the English language.

7.	PARTIES TO PROVIDE INFORMATION AND MAKE SUBMISSIONS

The Parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such information, assistance, and documents necessary or as the Expert reasonably requires for the purpose of reaching a decision, subject to the Expert agreeing to give such confidentiality undertakings as the Parties may reasonably require.

Any information disclosed to the Expert by the Company, or any person for or on behalf the Company shall also be disclosed simultaneously to the Permitted Warrantholder.

8.	EXPERT MAY DETERMINE PROCEDURES

To the extent not provided for by this Schedule 3, the Expert may, in its reasonable discretion, determine such other procedures consistent with best practices to assist with the conduct of the determination as such Expert considers just or appropriate, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination.

9.	CONDUCT OF PARTIES

The Parties shall promptly take all such reasonable action which is necessary to give effect to the terms of this Schedule 3.

10.	EXPERT NOT ARBITRATOR

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection with the provisions of this Schedule 3, its jurisdiction to determine the matters and issues referred to it, or its terms of reference. The Expert’s written decision on the matters referred to it will be final and binding in the absence of manifest error or fraud.

11.	COSTS OF THE EXPERT

Except as otherwise set forth in paragraph (e) of Clause 6.2 (Put Option), the Expert’s fees and any costs properly incurred by it in arriving at any determination (including any fees and costs of any advisers appointed by the Expert) will be paid to the Expert by the Company.

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SCHEDULE 4

CAPITALIZATION TABLE

[See attached]

EXHIBIT A

CHARTER

[See Attached]

[Exh A-1]